Exhibit 10.3
OMNIBUS AMENDMENT TO SHAREHOLDERS’ AGREEMENT AND AMENDED AND RESTATED MOU REGARDING DRAFT SHAREHOLDERS’ AGREEMENT

This OMNIBUS AMENDMENT TO SHAREHOLDERS’ AGREEMENT AND AMENDED AND RESTATED MEMORANDUM OF UNDERSTANDING REGARDING DRAFT SHAREHOLDERS’ AGREEMENT (this “Amendment”) is dated October 18, 2024, by and between ORIX Corporation (“ORIX”) and MGM Resorts Japan LLC (“MGM,” together with ORIX, the “Parties”). Each of ORIX and MGM are referred as a “Party” or together as “Parties.”
WHEREAS:
(a)The Parties have entered into (i) a Shareholders’ Agreement, dated February 10, 2022 (the “Shareholders’ Agreement”), with respect to Osaka IR KK, a Japanese joint stock company (the “Company”) and (ii) an Amended and Restated Memorandum of Understanding Regarding Draft Shareholders’ Agreement, dated December 23, 2021 (the “2021 MOU”), and an Amendment No. 1 to Amended and Restated Memorandum of Understanding Regarding Draft Shareholders’ Agreement, dated February 10, 2022 (the “2022 Amendment” and together with the 2021 MOU, the “MOU”), which modified certain agreements of the Parties under the Shareholders’ Agreement;
(b)The Parties have also entered into the Amendment to Shareholders’ Agreement and Amended and Restated MOU regarding Draft Shareholders’ Agreement, dated September 28, 2023 (the “2023 Amendment” and together with the MOU, the “Prior Agreements”), which modified certain agreements of the Parties under the Shareholders’ Agreement and the MOU;
(c)In order to document recent discussions among the Parties regarding certain content of the Shareholders’ Agreement and the MOU, the Parties desire to confirm their current mutual understandings regarding the Shareholders’ Agreement and the Company and to further amend the Shareholders’ Agreement and the MOU such that this Amendment will supersede the Prior Agreements and the Prior Agreements will no longer be of any force of effect.
NOW, THEREFORE, ORIX and MGM agree that the Shareholders’ Agreement and the MOU are hereby amended as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Shareholders’ Agreement or the MOU, as applicable.
2.Waiver of Seven Conditions. The Parties acknowledge and agree that, effective as of September 6, 2024, (i) all the Conditions have been either satisfied or waived pursuant to Section 99-2 of the Implementation Agreement and the Company has waived the termination right pursuant to Section 99-2, Paragraph 5 of the Implementation Agreement, and that (ii) Section 3.3.3 of the Shareholders’ Agreement (as amended) shall have no further force and effect.
3.Governance and Decision-Making During Interim Period prior to Full Governance Date.
(a)The Parties hereby agree that notwithstanding its definition as set forth in Section 8 of the 2021 MOU (as amended), the term “Full Governance Date” shall mean the date separately agreed upon in writing by the Parties (which date shall be at the same time as or prior to the Equity Syndication).
(b)The Parties agree that, notwithstanding anything to the contrary contained in the Shareholders’ Agreement, until the Full Governance Date:
(i)unless otherwise agreed between the Parties, the provisions of the Shareholders’ Agreement shall be effective, except for the following Sections (which shall not have any force or effect until the Full Governance Date): Sections 3.2, 5.3, 5.5, 6.2, 6.3, 8, 9, 10, 13, 14.3, 14.4 and 16 of the Shareholders’ Agreement;
(ii)all references in the Shareholders’ Agreement to the “Board” shall be replaced by the “two Directors” and all references in the Shareholders’ Agreement to any determination or approval by the Board shall be replaced by the unanimous written consent of the two Directors; and

(iii)in the event of any conflict or inconsistency between the Shareholders’ Agreement on one hand, and Sections 3(c), 3(d) and 4 of this Amendment on the other hand, Sections 3(c), 3(d) and 4 of this Amendment shall govern and control.
(c)Until the Full Governance Date, the Parties agree as follows:
(i)    The Company shall be a company without a Board of Directors.
(ii)    The Company shall have two Directors (torishimariyaku), one of whom will be nominated by ORIX and the other will be nominated by MGM. Both Directors shall be Representative Directors (daihyo torishimariyaku). Neither Director may be removed as Director without prior written consent of the Party which nominated the relevant Director. The Party which nominated a Director shall be entitled to remove and/or replace such Director from time to time.
(iii)    Without unanimous written consent of the two Directors: (i) no decision of the Company may be made, (ii) no document may be executed by the Company, and (iii) no corporate action of the Company may be taken.
(iv)    The Parties shall procure that, to the fullest extent permitted under applicable Laws, the Company shall defend, indemnify and hold harmless any current or former Director who is or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a Director or officer of the Company against all losses, damages, costs and expenses incurred by the person, except where the person acted or omitted to act in bad faith, engaged in fraud or willful misconduct, or acted with the knowledge that the person’s conduct was unlawful.
(d)Until the Full Governance Date, the Company shall take all necessary actions to comply with the IR Act and the Companies Act including having a company auditor (kansayaku) and a financial auditor (kaikei kansanin).
4.Full Governance. At such time as the Parties agree that the Full Governance Date is imminent, the Parties shall take, or cause the Company to take, all actions reasonably necessary to:
(a)    amend the Articles;
(b)    establish the Board;
(c)    establish the Audit and Supervisory Board; and
(d)    establish the Compliance Committee in the Company,
in each case, in accordance with the Shareholders’ Agreement and with effect on the Full Governance Date.
5.Effect of Amendment. This Amendment shall supersede the Prior Agreements, which shall be of no further force or effect. Except as expressly amended and modified by this Amendment, all provisions of Shareholders’ Agreement shall remain in full force and effect. After this Amendment becomes effective, all references in Shareholders’ Agreement to “this Agreement”, “hereto,” “herein” or words of similar effect referring to the Shareholders’ Agreement shall be deemed to be references to such Shareholders’ Agreement as amended by this Amendment. The Parties agree and acknowledge that on the Full Governance Date, this Amendment (except for Section 2) shall automatically terminate and cease to have any force or effect.

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ORIX CORPORATION	MGM RESORTS JAPAN LLC
By: _/s/ Makoto Inoue____________________ Name: Makoto Inoue Title: Representative Executive Officer, President and Chief Executive Officer
By: /s/ MGM Resorts Japan, LLC (Seal of MGM Resorts Japan, LLC)
1-1-1 Otemachi, Chiyoda-ku, Tokyo 100-0004
Otemachi Park Building 6F
MGM Resorts Japan, LLC
Ed Bowers, Representative Executive Officer, President and CEO